EXHIBIT 99.1

CardioGenics Enters into Binding Letter of Intent

to Acquire

Assets of Ontario-Based Plasticap

MISSISSAUGA, Ontario – October 5, 2015 – CardioGenics Holdings Inc. (OTCQB: CGNH), developer of the ultra-sensitive QL Care™ analyzer, an immunoassay point-of-care analyzer, and other products for the In-Vitro-Diagnostics (“IVD”) testing market, announced today that it has entered into a binding letter of intent to acquire substantially all of the assets of Plasticap (“LOI). CardioGenics previously announced on August 25, 2015 that it had entered into a manufacturing agreement with Plasticap, pursuant to which Plasticap will manufacture CardioGenics’ proprietary self-metering cartridges for its QL Care™ analyzer.

The Purchase Price to be paid by CardioGenics for the Plasticap assets includes the issuance by CardioGenics of preferred stock, common stock and warrants to purchase CardioGenics common stock, as well as the assumption of certain debt instruments of Plasticap, the details of which are set forth in the LOI.

CardioGenics also has engaged AFI Limited of Ontario, Canada to assist in raising short-term capital for CardioGenics.

“We are looking forward to completing our transaction with CardioGenics and becoming part of the CardioGenics team,” stated Tom Lato, President of Plasticap. “Plasticap’s precision manufacturing capabilities will allow CardioGenics to manufacture its proprietary self-metering cartridge in-house thereby maintaining greater quality control and cost efficiencies in the manufacturing process,” continued Mr. Lato.

The parties are currently finalizing the due diligence process. The LOI is subject to the parties entering into definitive agreements for the acquisition. If the parties have not entered into definitive agreements for the acquisition by October 15, 2015, either party my, by written notice to the other, terminate the LOI.

A Current Report on Form 8-K containing further details regarding the LOI and our proposed acquisition of the Plasticap assets will be filed by the company and will be available on EDGAR.

ABOUT PLASTICAP

Plasticap has been in operation for more than 50 years, having started in 1963 operating out of a single facility in Richmond Hill, Ontario. Plasticap has expanded its product line from only aerosol closures to liquor closures and lined plastic closures. Today, Plasticap is a manufacturer of specialty caps and closures for a number of vertical markets, including Food, Dairy, Beverages, Condiments, Industrial, Petro-Chemical, Medical and Pharmaceutical and a critical supply chain partner to many corporations.

Plasticap is expanding its offerings and has developed a new quick load tamper evident valve seal closure to increase filling line speeds by up to 50%. In addition, recent advancements in induction seal CT closures have made it possible to offer attractive logo branding as well as counterfeit security features.

ABOUT CARDIOGENICS HOLDINGS INC.

Through its operating subsidiaries, the Company develops ultra-sensitive analyzers and other products targeting the immunoassay segment of the IVD testing market. It has developed the QL Care™ Analyzer, a proprietary and ultra-sensitive Point-Of-Care immunoanalyzer, which will run a number of diagnostic tests under development, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, the Company has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental component of immunoassay equipment), which improve instrument sensitivity to light. The Company’s proprietary microspheres technology and SAVASpheres™ magnetic beads are developed and marketed through the Company’s LuXSpheres subsidiary. The Company’s principal offices are located in Mississauga, Ontario, Canada. For more information please visit www.cardiogenics.com and www.luxspheres.com.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “should,” “plan,” “projected,” “intend,” and similar expressions to identify forward-looking statements. These statements are based on the Company’s beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company’s current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company’s periodic filings with the Securities and Exchange Commission.

For more information about CardioGenics:

CardioGenics Holdings Inc.

Joseph J. Nese

Tel: 1.516.428.4200